EXHIBIT 5(b) and 8


                            THELEN REID & PRIEST LLP
                               40 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019




                                                                  (212) 603-2000



                                        New York, New York
                                        May 26, 2000


DPL Inc.
Courthouse Plaza Southwest
Dayton, Ohio 45402

Ladies and Gentlemen:

          Referring to the proposed exchange (Exchange Offer) by DPL Inc. (Company) of any and all of its outstanding 8 1/4% Senior Notes due 2007 (Old Notes) for an equal principal amount of its 8 1/4% Exchange Senior Notes due 2007 (New Notes), as contemplated in the Company's Form S-4 registration statement (Registration Statement) to be filed by the Company with the Securities and Exchange Commission (Commission) under the Securities Act of 1933, on or about the date hereof, we are of the opinion that all requisite action necessary to make the New Notes valid, legal and binding obligations of the Company shall have been taken when the Exchange Offer shall have been completed and any Old Notes validly tendered pursuant thereto shall have been exchanged for the New Notes as contemplated in the Registration Statement and any prospectus relating to the Exchange Offer.

          We are members of the New York Bar and do not hold ourselves out as experts on the laws of the state of Ohio. Accordingly, in rendering this opinion, we have relied, with your consent, as to all matters governed by the laws of Ohio, upon an opinion of even date herewith addressed to you by Stephen
F. Koziar, Jr., Esq., Group Vice President and General Counsel for the Company, which is being filed as an exhibit to the Registration Statement.

          We confirm our opinion as set forth under the caption "Material United States Income Tax Considerations" in the prospectus constituting a part of the Registration Statement.

          We hereby consent to the use of our name in such Registration Statement and to the use of this opinion as an exhibit thereto.

                                        Very truly yours,

                                        /s/ Thelen Reid & Priest LLP

                                        Thelen Reid & Priest LLP